EXHIBIT 5.1
[LETTERHEAD OF HOLME ROBERTS & OWEN LLP]
August 22, 2007
BioCryst Pharmaceuticals, Inc.
2190 Parkway Lake Drive
Birmingham, AL 35244

Re:	BioCryst Pharmaceuticals, Inc. Form S-8 Registration Statement
Ladies and Gentlemen:
     Reference is made to the registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Commission”) on or about August 22, 2007 (the “Registration Statement”) by BioCryst Pharmaceuticals, Inc., a Delaware corporation (the “Company”), for the purpose of registering under the Securities Act of 1933, as amended (the “Act”): (a) 1,200,000 shares of its common stock, $0.001 par value (the “Common Stock”), which may be offered and issued under the Stock Incentive Plan, as amended and restated in March 2007 (the “Plan”); (b) 10,000 shares of restricted Common Stock which have been offered and issued under the Employment Letter Agreement dated April 2, 2007 between BioCryst Pharmaceuticals, Inc. and David McCullough (the “Letter Agreement”); and (c) 110,000 shares of Common Stock which will be offered and issued upon the exercise of stock options granted under the Letter Agreement.
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
     In connection with this opinion, we have examined the Company’s Third Restated Certificate of Incorporation, as amended, and Bylaws, as amended; the originals or copies certified to our satisfaction of certain corporate records and proceedings of the Company, including actions taken by the Company’s Board of Directors in connection with the authorization and issuance of the Common Stock and related matters; and such other certificates, instruments and documents as we deemed appropriate to enable us to render the opinion expressed below.
     In all such examinations, we have assumed, without independent investigation or inquiry, the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We have relied as to factual matters upon and have assumed the accuracy of, the statements made in a certificate of an officer of the Company delivered to us and the certificates and other statements or information of or from public officials and officers and representatives of the Company.

     Based on the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:
     1. The shares of Common Stock reserved for issuance under the Plan, when sold and delivered by the Company as contemplated by the Registration Statement and in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable;
     2. The shares of restricted Common Stock issued under the Letter Agreement are validly issued, fully paid and non-assessable; and
     3. The shares of Common Stock reserved for issuance pursuant to the exercise of options granted under the Letter Agreement, when issued, sold and delivered by the Company against payment of consideration therefor in accordance with the terms of the Letter Agreement and any applicable issuance agreement, will be validly issued, fully paid and non-assessable.
     The opinions expressed herein are limited to the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws).
     We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.
     We do not express an opinion on any matters other than those expressly set forth in this letter. The opinions expressed herein are rendered as of the date hereof. We do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect the opinions expressed herein, including without limitation, future changes in applicable law. This letter is our opinion as to certain legal conclusions as specifically set forth herein and is not and should not be deemed to be a representation or opinion as to any factual matters.
Very truly yours,
/s/ HOLME ROBERTS & OWEN LLP